FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2013 RESULTS
ANNOUNCES 14% INCREASE IN QUARTERLY DIVIDEND TO $0.40 PER SHARE

CRANBURY, New Jersey – (October 28, 2013) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the third quarter 2013.

Third Quarter Results

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Net sales for the third quarter 2013 rose 4% to $220 million or $9 million above third quarter 2012 levels. Specialty Phosphates grew $13 million, up 7% year-over-year, partially offset by GTSP & Other which declined by $4 million.

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US/Canada Specialty Phosphates sales of $153 million were up 6% year-over-year on 2% volume growth in the core business combined with a 5% benefit from acquisitions; average selling prices declined 1% due to unfavorable mix.

•	Mexico Specialty Phosphates sales of $45 million improved 3% sequentially and 9% compared to the year ago period on improved operations.

•	GTSP & Other sales of $22 million for the third quarter 2013 were $4 million below the year ago level due to declining fertilizer market prices that ended 15-20% below where the quarter began.

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Diluted EPS for the third quarter 2013 was $0.49 compared to $0.74 for the third quarter 2012. The decline in EPS was due to an increased operating loss in GTSP & Other ($0.10 per share after tax), higher planned maintenance outage expenses in Mexico ($0.09 per share after tax) and unfavorable currency translation expense ($0.08 per share after tax) when comparing the current quarter against the prior year quarter. Third quarter 2013 EPS also included $0.07 per share of provisions for uncertain tax positions; adjusting for this expense, diluted EPS for the third quarter 2013 would have been $0.56 compared to $0.74 for the third quarter 2012.

Randy Gress, CEO of Innophos, commented on the results, “We continued to make good progress during the third quarter on our strategic objectives and are pleased that we generated stronger sales volumes amid challenging market conditions. We delivered improved volumes year-over-year in our US/Canada Specialty Phosphates business, supported by investments in our core business and continued strong growth from our recent acquisitions. In support of our geographic growth initiative, we continued to generate strong export sales during the quarter, as exports reached their highest level since first quarter 2012. Our Coatzacoalcos operating performance improved significantly on a sequential basis, achieving higher production yields, which were slightly ahead of target, better production rates on the maintained units and a new quarterly production record for the specialty ingredients unit. The planned maintenance outage required more time to complete than originally expected, due to an increase in scope during the outage, which adversely affected profitability in the quarter. However, we are confident our Coatzacoalcos facility has turned the corner and that the investments made throughout 2013 have substantially increased the reliability and effectiveness of our operations. Additionally, we successfully commissioned a new higher-grade PPA operation in Coatzacoalcos this quarter which will provide us with greater flexibility in that region, further support our US/Canada network and strengthen our product mix in Latin America.”

Mr. Gress continued, “Our performance was affected by several external market factors which reduced our profitability in the quarter. We continued to face unfavorable mix trends as weak demand from low government spending for our higher margin asphalt modification products resulted in lower year-over-year operating margin in Specialty Phosphates. Additionally, our GTSP segment incurred a loss due to a significant decline in fertilizer prices across the entire market. That said, lower raw materials prices of phosphate rock and sulfur in the third quarter should benefit Specialty Phosphate operating margins in the fourth quarter. When raw material costs catch up to fertilizer market selling prices, our GTSP operating margins should return to near break-even levels, but we don’t expect that to occur until early 2014.”

Mr. Gress added, “In October, we acquired substantially all of the assets of Chelated Minerals International, a privately held company in Salt Lake City, Utah, which supplies dietary ingredients to the human nutrition market. Chelated Minerals is a high quality company that will enhance our strong position in the micronutrient ingredients sector. While the acquisition is modest in size, it provides further support to our other recently acquired businesses of AMT and Kelatron, each of which provides high quality custom ingredients in the mineral fortification industry.”

Mr. Gress concluded, “For the fourth quarter, we expect to operate in a similar demand environment as the third quarter, but, due to the need to replenish U.S. inventories of product normally sourced from Mexico, our Specialty Phosphate growth goals will fall slightly short of previous expectations for the fourth quarter. The U.S. inventory shortfall resulted from Mexico production issues experienced during the first half of this year and could not be fully recovered during the third quarter planned maintenance outage. Looking ahead to 2014, we expect continued lower market growth conditions to have an effect on our performance. However, we are confident that our growth and cost initiatives will enable us to deliver above market growth rates and solid operating margins for our core Specialty Phosphates business. Additionally, we will continue to invest in our business, focusing on driving growth, strengthening our product portfolio and market position and improving cash returns to shareholders. Taking all of this into consideration, I am pleased to announce that our Board of Directors has approved a 14% increase in our quarterly dividend to $0.40 per share to be paid in the fourth quarter. This increase, our fourth in less than three years, demonstrates our commitment to returning value to our shareholders."

Segment Results third quarter 2013 versus third quarter 2012

Specialty Phosphates

Specialty Phosphates sales were up 7% year-over-year due to a 4% benefit from acquisitions and 3% volume growth in the core business. US/Canada core business volumes were up 2% and Mexico volumes were up 5% on improved operations. Overall selling prices were flat against the prior year quarter.

Operating income at $25 million was down $1 million sequentially and year-over-year. Operating income margin for third quarter 2013 was 12%, down 10 basis points sequentially, but down 120 basis points from third quarter 2012 levels.

US/Canada

US/Canada Specialty Phosphates sales increased 6% for the third quarter 2013 compared to the prior year period on 2% growth in the core business, plus a 5% benefit from acquisitions. Sales mix remained below normalized levels primarily due to soft demand in the asphalt business, with third quarter volumes down 27% year-over-year as a result of continued low government spending and Canada flooding effects. The unfavorable sales mix resulted in a 1% average selling price decline for the current quarter versus third quarter 2012.

For the third quarter 2013, operating income of $22 million was down $1 million year-over-year and $2 million sequentially, with sales mix the primary factor. Operating income margin was 14% for the third quarter 2013, down 90 basis points sequentially and 170 basis points from the year ago period.

Mexico

Third quarter 2013 sales were up 3% sequentially and 9% compared to the third quarter 2012 due to improved operations. The Coatzacoalcos planned maintenance outage took longer to complete than originally expected, which eliminated any upside sales volume potential for the quarter. Volumes were therefore flat sequentially for the third quarter 2013, but up 5% compared to the year ago period, and selling prices contributed an additional 4% to revenue growth year-over-year. Production yields were slightly ahead of target for the quarter.

Operating income in the third quarter 2013 of $3 million was up $1 million year-over-year and up $2 million sequentially, with sales volume and improved operations the primary contributors. Operating income margin was 7% for the third quarter 2013, up 350 basis points sequentially and up 90 basis points from the year ago quarter despite increased planned maintenance outage costs of approximately $2 million.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) decreased 14% for the third quarter 2013 compared to the same period in 2012 on lower selling prices. Market prices for GTSP declined throughout the quarter and ended 15-20% below the 2013 second quarter-end levels which required a $2 million lower of cost or market adjustment on the ending inventory balances.

For the third quarter 2013, GTSP & Other recorded $4 million of operating loss, down $3 million from the year ago period and down $1 million sequentially. Operating income margins were (17)% for the third quarter 2013 compared to (2)% for the third quarter 2012.

Recent Trends and Outlook

Moderate market demand growth continued for Specialty Phosphates in the third quarter 2013. The continued success of our growth strategy, targeted to achieve 2-3% above the market rate overall, resulted in 3% year-over-year core business growth for Specialty Phosphates. Export sales were up 16% year-over-year and reached their highest level since first quarter 2012. Overall, Specialty Phosphates volume growth was 7% with 4% coming from acquisitions.

We continue to expect modest market growth for the remainder of 2013. However, our fourth quarter 2013 Specialty Phosphates year-over-year growth expectation is flat, excluding the benefit of the Triarco acquisition, as expected growth for the US & Canada business should be offset by a decline in the Mexico business. Mexico’s fourth quarter 2013 Specialty Phosphates volumes overall are expected to increase by 8-10% compared to the prior year; however, intercompany sales to replenish US inventories that were depleted throughout the year are expected to be double the year ago levels, which will result in a year-over-year decrease of trade sales in the Latin American region. The benefit of the Triarco acquisition made at the end of 2012 is expected to contribute an additional 3% revenue growth during the fourth quarter 2013 in comparison to the prior year period.

Market prices for key raw materials, phosphate rock and sulfur, both declined during the third quarter 2013, with sulfur showing the most notable drop of approximately one-third from its second quarter 2013 level. Lower purchase prices achieved in the third quarter are expected to be realized in the fourth quarter 2013 income statement, providing approximately 100 basis points of additional Specialty Phosphates operating income margin.

Specialty Phosphates operating income margins were 12% for the third quarter 2013, below original expectations, primarily due to US/Canada business mix and approximately $2 million higher costs than expected for the planned maintenance outage in Coatzacoalcos. Total costs incurred for the third quarter 2013 planned maintenance outage were approximately $4.5 million, with approximately $3.5 million recorded in Specialty Phosphates and approximately $1.0 million recorded in GTSP & Other. The benefit of these costs not recurring in the fourth quarter 2013 will be partially offset by lower cost leverage from the effects of seasonal volume declines for the business. Combined with the noted raw material cost savings, Specialty Phosphates operating income margin is expected to improve to approximately 14% for the fourth quarter 2013.

GTSP & Other profitability slipped to a $4 million operating loss for the third quarter 2013 due to a 15-20% decline in fertilizer prices caused by broad-based decline in market demand. The rapid decline in selling prices required a $2 million lower of cost or market adjustment on the ending inventory levels, resulting in a greater operating loss for the quarter. Market prices are expected to fall further due to seasonally lower market demand, so our expectation is for a similar operating loss in the fourth quarter as just experienced in the third quarter 2013. Once market prices level off and allow for raw material costs to catch-up, operating income is expected to return close to break-even.

Net debt decreased sequentially by $10 million in the third quarter 2013 to $126 million as a result of progress made on recovering tax refunds from the Mexican government. Gross debt was reduced by $6 million reflecting payments made against the credit facility during the third quarter 2013.

Looking ahead to 2014, our preliminary indication for Specialty Phosphates volume growth is in the 3-5% range. This is down slightly from previous targets, as we now see market demand growing at 1-2% rather than 2-3%, but still expect continued success in executing our growth initiatives to deliver above market growth rates. Specialty Phosphates operating income margins are expected to be in the 14-15% range and GTSP & Other is expected to return to the more recent norms of break-even.

Capital Expenditures
Capital expenditures were $14 million in the third quarter 2013, as we completed the necessary investments in our Coatzacoalcos facility to improve our operating capability and reliability. We also successfully commissioned a new higher-grade PPA operation in the third quarter 2013 as part of our long term plant upgrade program. This higher-grade PPA will further support our internal needs for our US and Canada network and allow us to continue upgrading our product mix in the Latin America region. We now expect capital expenditures to be near the high end of our $35-40 million expectation for 2013. Our preliminary expectation for capital expenditures in 2014 is in the $45-50 million range as we continue to focus on capacity enhancements to our US, Canada and

Mexico Specialty Ingredients facilities and further enhance Mexico’s reliability and efficiency to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

Subsequent Events
On October 17, 2013, we acquired substantially all of the assets of privately held Chelated Minerals International, Inc. (CMI), based in Salt Lake City, Utah. CMI has significant knowhow in the manufacture and science of chelated minerals supplied to the human nutrition market. The acquisition of CMI strengthens Innophos’s position in micronutrient ingredients, which further enhances the Company’s ability to supply a broad range of nutrition fortification solutions to its customers. Innophos enjoys a strong position in macronutrient minerals such as calcium, magnesium and potassium that are required in relatively large amounts for a balanced diet. The human diet also requires smaller quantities of a wide range of other minerals such as chromium, selenium, zinc and iron classified as micronutrients.

The CMI acquisition had a purchase price of $5 million, subject to specified adjustments, and was funded from cash on-hand.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600

Conference Call Details

The conference call is scheduled for Tuesday, October 29, 2013 at 10:00 am ET and can be accessed by dialing 1-888-206-4065 (U.S.) or 1-630-827-5974 (international) and entering passcode 35919693. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on October 29 and 1:00 pm ET on November 12, 2013. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	September 30,	September 30,
	2,013	2,012

Net sales	$219,993	$211,188
Cost of goods sold	181,288	168,409
Gross profit	38,705	42,779
Operating expenses:
Selling, general and administrative	17,156	17,417
Research & development expenses	828	776
Total operating expenses	17,984	18,193
Operating income	20,721	24,586
Interest expense, net	1,709	1,314
Foreign exchange loss (gain)	674	(1,800)
Income before income taxes	18,338	25,072
Provision for income taxes	7,398	8,366
Net income	$10,940	$16,706

Diluted Earnings Per Participating Share	$0.49	$0.74

Diluted weighted average participating shares outstanding:	22,323,705	22,500,262
Dividends paid per share of common stock	$0.35	-
Dividends declared per share of common stock	$0.35	$0.27

Segment Reporting – Third Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	September 30,	September 30,	Net Sales
	2,013	2,012	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$153,588	$144,664	6.2%
Specialty Phosphates Mexico	44,712	41,222	8.5%
Total Specialty Phosphates	198,300	185,886	6.7%
GTSP & Other	21,693	25,302	(14.3)%
Total	$219,993	$211,188	4.2%

Segment Operating Income
Specialty Phosphates US & Canada	$21,481	$22,759
Specialty Phosphates Mexico	2,964	2,369
Total Specialty Phosphates	24,445	25,128
GTSP & Other	(3,725)	(542)
Total	$20,720	$24,586

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	14%	15.7%
Specialty Phosphates Mexico	6.6%	5.7%
Total Specialty Phosphates	12.3%	13.5%
GTSP & Other	(17.2)%	(2.1)%
Total	9.4%	11.6%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,967	$5,732
Specialty Phosphates Mexico	1,740	3,670
Total Specialty Phosphates	8,707	9,402
GTSP & Other	236	1,160
Total	$8,943	$10,562

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2013 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.5)%	7.7%	6.2%
Specialty Phosphates Mexico	3.3%	5.2%	8.5%
Total Specialty Phosphates	(0.5)%	7.2%	6.7%
GTSP & Other	(11)%	(3.3)%	(14.3)%
Total	(1.7)%	5.9%	4.2%

Note: Includes AMT/Triarco benefit of 5.3% in Specialty Phosphates US & Canada
Volume/Mix and 4.1% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(1.6)%	12.1%	10.5%
Food & Technical Grade PPA	(1.5)%	1.6%	0.1%
STPP & Detergent Grade PPA	8.1%	(12.8)%	(4.7)%

Note: Includes AMT/Triarco benefit of 5.9% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine months ended	Nine months ended
	September 30,	September 30,
	2,013	2,012
Cash flows provided from operating activities
Net income	$34,910	$60,798
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	27,794	32,118
Amortization of deferred financing charges	425	428
Deferred income tax provision (benefit)	610	(1,545)
Share-based compensation	1,766	3,319
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(5,197)	11,278
Decrease in inventories	5,008	17,508
Decrease (increase) in other current assets	17,211	(3,138)
Increase in accounts payable	7,079	2,844
Decrease in other current liabilities	(16,226)	(18,933)
Changes in other long-term assets and liabilities	650	(3,884)
Net cash provided from operating activities	74,030	100,793
Cash flows used for investing activities:
Capital expenditures	(30,333)	(15,997)
Acquisition of businesses, net of cash acquired	—	(27,093)
Net cash used for investing activities	(30,333)	(43,090)
Cash flows used for financing activities:
Proceeds from exercise of options	500	381
Long-term debt borrowings	28,000	15,000
Long-term debt repayments	(42,000)	(50,000)
Excess tax benefits from exercise of stock options	1,877	2,681
Common stock repurchases	(70)	(7,255)
Dividends paid	(23,020)	(17,181)
Net cash used for financing activities	(34,713)	(56,374)
Net change in cash	8,984	1,329
Cash and cash equivalents at beginning of period	26,815	35,242
Cash and cash equivalents at end of period	$35,799	$36,571

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$35,799	$26,815
Accounts receivable, net	99,230	94,033
Inventories	157,933	162,941
Other current assets	78,322	99,927
Total current assets	371,284	383,716
Property, plant and equipment, net	201,646	195,723
Goodwill	83,879	83,879
Intangibles and other assets, net	73,332	75,948
Total assets	$730,141	$739,266
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,003	$4,000
Accounts payable, trade and other	43,564	36,485
Other current liabilities	29,804	46,030
Total current liabilities	77,371	86,515
Long-term debt	158,007	172,000
Other long-term liabilities	35,396	36,428
Total liabilities	270,774	294,943
Total stockholders’ equity	459,367	444,323
Total liabilities and stockholders’ equity	$730,141	$739,266

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.